Exhibit 21.1
List of Subsidiaries of ThredUp Inc.

ThredUp Intermediary Holdings LLC (Virginia)

Knitwit GC LLC (Virginia)

ThredUp CF LLC (Delaware)

thredUP Circular Fashion Fund Inc. (Delaware)

Remix Global EAD (Bulgaria)